                                                                  EXHIBIT (a)(4)

                        Offer to Purchase for Cash up to
                50.1% of the Outstanding Shares of Common Stock
                            and Associated Rights of

                        American Freightways Corporation

                                       at

                              $28.13 Net Per Share

                                       by

                                   FDX, Inc.

                          a wholly-owned subsidiary of
                               FedEx Corporation

                               ----------------

                                                               November 20, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   We have been appointed by FDX, Inc. (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of FedEx Corporation, to act as Dealer Manager in connection with its offer to purchase up to 50.1% of the outstanding shares of Common Stock, par value $.01 per share, and associated rights (the "Shares"), of American Freightways Corporation, an Arkansas corporation (the "Company"), at $28.13 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated November 20, 2000 and the related Letter of Transmittal (which together constitute the "Offer").

   For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1. Offer to Purchase dated November 20, 2000;

     2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer
  Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

     3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase);

     4. Letter to shareholders from F.S. (Sheridan) Garrison, Chairman of the Board of Directors of the Company, accompanied by the Company's
  Recommendation/Solicitation Statement on Schedule 14D-9;

     5. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

     6. Return envelope addressed to EquiServe Trust Company, N.A., the Depositary.

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, DECEMBER 21, 2000, UNLESS THE OFFER IS EXTENDED.

   The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

   In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 Midnight, New York City time, on Thursday, December 21, 2000.

   Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          Merrill Lynch & Co.

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF FDX, INC., FEDEX CORPORATION, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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